Exhibit 5.1

GP Investments Acquisition Corp.
PO Box 309
Ugland House
Grand Cayman
 KY1-1104
Cayman Islands

August 30, 2017

Dear Sirs
GP Investments Acquisition Corp. (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-203500) (including its exhibits, the “Registration Statement”) which related to the offering and sale of (i) up to 15,000,000 units (the “Units”), each Unit consisting of one ordinary share of the Company, par value $0.0001 per share (each an “Ordinary Share” and together, the “Ordinary Shares”), and one-half of one warrant to purchase one Ordinary Share (the “Warrants”); (ii) up to 2,250,000 Units (the “Over-Allotment Units”), which the underwriters, for whom Citigroup Global Markets Inc. acted as representative (“Representative”), had a right to purchase from the Company to cover over allotments, if any; (iii) all Ordinary Shares, and all Warrants issued as part of the Units and the Over-Allotment Units; and (iv) all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units.  This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
the Certificate of Incorporation dated 28 January 2015 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 7 May 2015 as further amended by a special resolution passed on 23 May 2017 (the “Memorandum and Articles”);

1.2
the written resolutions of the board of directors of the Company dated 9 March 2015 and 7 May 2015 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.4	a certificate from a director of the Company a copy of which is attached hereto (the “Director’s Certificate”);

1.5	the Registration Statement;

1.6	the unit certificate representing the Units and the Over-Allotment Units dated May 19, 2015 (the “Unit Certificates”);

1.7	the warrant agreement and the warrant certificate constituting the Warrants dated May 19, 2015 (the “Warrant Documents”); and

1.8
the underwriting agreement dated 19 May 2015 between the Company and Citigroup Global Markets Inc., as representative of the underwriters (the “Underwriting Agreement” and, together with the Unit Certificates and the Warrant Documents, the “Documents”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the certifications as to matters of fact contained in the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
other than in respect of the Company under the laws of the Cayman Islands, the Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws;

2.2
the Documents are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3
the choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6
other than in respect of the Company under the laws of the Cayman Islands, the power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Documents;

2.7	no invitation was made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Over-Allotment Units, the Warrants or the Ordinary Shares;

2.8
no monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2017 Revision), and the Terrorism Law (2017 Revision), respectively);

2.9
there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York; and

2.10	the Company received money or money’s worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2
The Ordinary Shares offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when such Ordinary Shares were issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Ordinary Shares have been validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3
The execution, delivery and performance of the Warrant Documents has been authorised by and on behalf of the Company and, upon the Warrant Documents having been executed and delivered by any director or officer of the Company, the Warrant Documents are duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
The term “enforceable” as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

4.1.1
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2
enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

4.1.4	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the the registration statement on Form S-4 to be filed with the Commission on the date hereof.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Attachment to Opinion of Maples and Calder

GP Investments Acquisition Corp.
 PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

August 30, 2017

TO:

Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

GP Investments Acquisition Corp. (the “Company”)

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3
The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$42,000 divided into 400,000,000 shares of a par value of US$0.0001 each and 20,000,000 preferred shares of a par value US$0.0001 each.

5
The shareholders of the Company have not restricted or limited the powers of the directors in any way.  There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement and any documents in connection therewith.

6	The directors of the Company at the date of the Resolutions were as follows: Antonio Bonchristiano and Fersen Lambranho.

7	The directors of the Company on the date hereof are as follows: Antonio Bonchristiano, Fersen Lambranho, Fernando d’Ornellas Silva, Alexandre Hohagen and Christopher K. B. Brotchie.

8
The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9
Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was able to pay its debts as they fell due and has entered into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10
Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company’s property or assets.

12
To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Company is not a central bank, monetary authority or other sovereign entity of any state.

14	The Registration Statement has been authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	No invitation was made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

16	The Ordinary Shares issued pursuant to the Registration Statement have been duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Antonio Bonchristiano
Antonio Bonchristiano
Director